UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 12, 2014

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Items.

On May 12, 2014, American Tower Corporation (the “Company”) issued a press release (the “Press Release”) announcing it had completed its registered public offering of 6,000,000 shares of its 5.25% Mandatory Convertible Preferred Stock, Series A (including 750,000 shares subject to the underwriters’ option to purchase, which was exercised in full on May 7, 2014). The offering resulted in net proceeds to the Company of approximately $582.9 million, after deducting underwriting discounts and estimated offering expenses. The Company intends to use the net proceeds from this offering to fund recent acquisitions, including Richland Properties LLC and other related entities, initially funded by indebtedness incurred under its multi-currency $2.0 billion senior unsecured revolving credit facility. The remainder of the proceeds will be used for general corporate purposes. A copy of the Press Release is filed herewith as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.

8.1	Opinion of Sullivan & Worcester LLP as to certain tax matters relating to the Company’s 5.25% Mandatory Convertible Preferred Stock, Series A.

12.1	Statement Regarding Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

23.1	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Sullivan & Worcester LLP (included in Exhibit 8.1 hereto).

99.1	Press Release, dated May 12, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION

(Registrant)

Date:	May 12, 2014	By:	/s/ THOMAS A. BARTLETT
Thomas A. Bartlett
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.

8.1	Opinion of Sullivan & Worcester LLP as to certain tax matters relating to the Company’s 5.25% Mandatory Convertible Preferred Stock, Series A.

12.1	Statement Regarding Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

23.1	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Sullivan & Worcester LLP (included in Exhibit 8.1 hereto).

99.1	Press Release, dated May 12, 2014.